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           PUTNAM INVESTMENT GRADE MUNICIPAL TRUST II (TRUST II) AND
        PUTNAM INVESTMENT GRADE MUNICIPAL TRUST III (TRUST III) MERGER
                                Q&A, MAY 2001

THIS Q&A IS DESIGNED TO HELP YOU RESPOND TO QUESTIONS ABOUT FORTHCOMING CHANGES INVOLVING SEVERAL PUTNAM CLOSED-END FUNDS. PROPOSALS HAVE BEEN MADE TO MERGE TWO FUNDS.

WHY DID PUTNAM MANAGEMENT RECOMMEND THIS MERGER?

   The merger is a key element in a plan to make both funds more attractive to shareholders by combining two small closed-end funds and then having the merged entity issue $60 million of additional preferred shares to provide additional income potential. The increase in shareholder base for the combined fund may also attract increased investor interest, which may result in higher trading levels for the combined fund's common shareholders. However, there is no guarantee that these steps will have the intended effect.

HOW DO THE TWO FUNDS COMPARE IN TERMS OF STRATEGY AND OBJECTIVE?

   The investment objective and policies of Trust III and your fund are virtually identical. Both are leveraged, closed-end funds seeking as high a level of current income exempt from federal income tax as Putnam Management believes is consistent with preservation of capital, and both invest primarily in investment-grade municipal bonds.

HOW WILL SHAREHOLDERS BE AFFECTED?

   If the merger is approved by shareholders on July 12, 2001, it is expected to become effective on July 20, 2001.

HOW MANY SHARES OF TRUST II WOULD I RECEIVE?

   Common shares of Trust III would be exchanged for common shares of Trust II with an equal net asset value, on a tax-free basis. Preferred shares of Trust III would be exchanged for preferred shares of Trust II with an equal aggregate liquidation preference (face amount).

WHAT DO I DO IF I HAVE CERTIFICATES ISSUED?

   Certificates for common shares of the combined fund will be issued upon request. \If you hold certificates for shares of Trust III, following the merger, you will need to deliver them to Putnam Fiduciary Trust Company before you will be able to receive any dividends or transfer your shares of the combined fund. If you hold share certificates for Trust II, following the merger, you may exchange those certificates for certificates bearing the name of the combined fund, but you are not required to do so.

HOW AND WHEN WILL SHAREHOLDERS BE NOTIFIED?

   Shareholders were sent proxies with complete information about the proposals in late May and asked to return their votes as soon as possible.